EXHIBIT 17.3

Jason Schutzbank

April 15, 2009

To The Board of Directors of College Tonight, Inc.:

Please accept this Letter as my resignation as Executive Vice President, Chief Technology Officer, and Director of College Tonight, Inc. effective at the Close of Business on this15th day of April, 2009.

By:	/s/
Jason Schutzbank